EXHIBIT 5.1

[OLSHAN HEADER]

                                         February 1, 2011

The LGL Group, Inc.
2525 Shader Road
Orlando, Florida  32804

Re:	The LGL Group, Inc.
Registration Statement on Form S-3
(SEC File No. 333-169540)

Ladies and Gentlemen:

We have acted as counsel to The LGL Group, Inc., a Delaware corporation (the “Company”), in connection with the preparation and filing with the Securities and Exchange Commission (the “Commission”) pursuant to the Securities Act of 1933, as amended (the “Securities Act”), of its registration statement on Form S-3 (File No. 333-169540) (the “Registration Statement”), and the Prospectus Supplement to the Registration Statement (the “Prospectus Supplement”), dated the date hereof, filed pursuant to Rule 424(b) of the General Rules and Regulations under the Securities Act, relating to the offer and sale of up to 350,000 shares (the “Shares”) of the Company’s Common Stock, $.01 par value, as more fully described in the Prospectus Supplement.

We advise you that we have examined originals or copies certified or otherwise identified to our satisfaction of the Registration Statement, the Prospectus Supplement, the Certificate of Incorporation and By-Laws of the Company, each as amended to date, corporate proceedings of the Company, and such other documents, instruments and certificates of officers and representatives of the Company and of public officials, and we have made such examination of law, as we have deemed appropriate as the basis for the opinion hereinafter expressed.  In making such examination, we have assumed the genuineness of all signatures, the legal capacity of natural persons, the authenticity of all documents submitted to us as originals, and the conformity to authentic original documents of documents submitted to us as certified or photostatic copies.

Based upon the foregoing, and in reliance thereon, we are of the opinion that the Shares have been duly authorized, and upon the issuance and sale of the Shares against payment therefor, as described in the Prospectus Supplement, the Shares will be validly issued, fully paid and non-assessable.

We are members of the Bar of the State of New York and we express no opinion as to any laws other than the laws of the State of New York, the General Corporation Law of the State of Delaware (the “DGCL”) and the federal laws of the United States of America.  In rendering our opinion as it relates to the laws of the State of Delaware, we have relied solely upon a review of the Constitution of the State of Delaware and the DGCL, but not to the extent affected by other noncorporate law, and reported judicial decisions in the State of Delaware related to the subject matter of this opinion.

We hereby consent to the filing of this opinion as an exhibit to the Registration Statement and to the reference made to our firm under the caption “Legal Matters” in the prospectus constituting part of the Registration Statement.  In giving such consent we do not thereby concede that our firm is within the category of persons whose consent is required under Section 7 of the Securities Act or the rules and regulations of the Commission.

Very truly yours,

/s/ Olshan Grundman Frome Rosenzweig & Wolosky LLP

OLSHAN GRUNDMAN FROME ROSENZWEIG & WOLOSKY LLP